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                                                              February 15, 1999




Bayard Drilling Technologies, Inc.
4005 NW Expressway
Suite 550E
Oklahoma City, Oklahoma  73116-1679

Gentlemen:

                  We have acted as counsel to Bayard Drilling Technologies, Inc. ("Bayard") in connection with the merger (the "Merger") of Nabors Acquisition Corp. VII ("NAC"), which is a wholly-owned subsidiary of Nabors Industries, Inc. ("Nabors"), with and into Bayard, pursuant to an Agreement and Plan of Merger dated as of October 19, 1998 and amended on January 15, 1999 and February 12, 1999 (the "Merger Agreement"). Defined terms used in the Merger Agreement have the same meanings when used herein, unless otherwise defined herein.

                  In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements and representations, and the performance or satisfaction as appropriate, of the covenants, contained in (i) the Merger Agreement (including all disclosure schedules thereto), (ii) the Joint Proxy Statement/Prospectus (Commission File No. 1-13553, as amended, filed jointly by Bayard and Nabors with the Securities and Exchange Commission (the "Registration Statement")), (iii) certain of the SEC Reports filed by Bayard and Nabors which are identified in Sections 3.4 and 4.4 of the Merger Agreement, and (iv) the Officers' Certificates dated February 12, 1999 which were provided to us by each of Bayard and Nabors. In addition, we assume that the Merger will be consummated in accordance with the Merger Agreement and as described in the Joint Proxy Statement/Prospectus. Any inaccuracy in any of the aforementioned statements and representations, or breach or failure of any of the aforementioned covenants, could adversely affect our opinion.

                  On the basis of the foregoing and subject to the limitations set forth below, it is our opinion that, under presently applicable federal income tax law, the Merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, the following U.S. federal income tax consequences will occur:


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                  (a) No gain or loss will be recognized by Bayard, NAC, or
         Nabors as a result of the Merger and each of such parties will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code.

                  (b) Except as provided in paragraphs (f) and (g) below with respect to fractional shares and dissenter's shares, no loss will be recognized by holders of Bayard Common Stock as a result of the Merger.

                  (c) Except as provided in paragraphs (f) and (g) below with respect to fractional shares and dissenter's shares, no gain will be recognized by holders of Bayard Common Stock as a result of the Merger, except to extent of the lesser of (i) the amount of cash received by such Bayard stockholder in the Merger (other than cash received in lieu of fractional shares) or (ii) the amount (if any) by which the amount of cash and the fair market value, as of the Effective Time, of the Nabors Common Stock received in the Merger exceeds the stockholder's tax basis in the Bayard shares surrendered in the Merger.

                  (d) The tax basis of the shares of Nabors Common Stock received by a Bayard stockholder in the Merger (including any fractional share not actually received) will equal the tax basis of the Bayard Common Stock surrendered in exchange therefor, plus the amount of gain recognized by the Bayard stockholder in the Merger under the rules described in paragraph (c) above, less the amount of cash received (other than cash received in lieu of fractional shares) by the Bayard stockholder in the Merger.

                  (e) The holding period of the shares of Nabors Common Stock received by a Bayard stockholder in the Merger will include the holding period of the shares of Bayard Common Stock surrendered in exchange therefor.

                  (f) A cash payment in lieu of a fractional share will be treated as if a fractional share of Nabors Common Stock had been received in the Merger and then redeemed by Nabors. Such redemption should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, a Bayard stockholder receiving cash in lieu of a fractional share will recognize gain or loss upon such payment in an amount equal to the difference, if any, between such stockholder's basis in the fractional share (determined as described in paragraph
         (d) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the Bayard Common Stock is held as a capital asset at the Effective Time.



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                  (g) A cash payment received as a result of an exercise of
         dissenters' rights of appraisal will give rise to the recognition of taxable gain or loss, as the case may be, equal to the difference between the amount of cash received and the basis of the Bayard Common Stock for which the cash is deemed to be payment. Such gain or loss will be capital gain or loss if the Bayard Common Stock is held as a capital asset at the Effective Time.

                  Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy or applicability of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service (the "IRS") or the courts, and neither will be precluded from adopting a contrary position.

                  If the IRS successfully challenged the status of the Merger as a reorganization within the meaning of section 368(a) of the Code, a Bayard stockholder would recognize gain or loss in an amount equal to the difference between the stockholder's tax basis in his or her shares of Bayard Common Stock and the amount of cash and the fair market value, as of the Effective Time, of the Nabors Common Stock received in exchange therefor. In such event, the stockholder's tax basis in the Nabors Common Stock so received would be equal to its fair market value as of the Effective Time, and the holding period for such stock would begin on the day after the Effective Time.

                  No opinion is expressed as to any matter not specifically addressed above, including, without limitation, the tax consequences of the Merger under any foreign, state, or local tax law. Moreover, tax consequences which are different from or in addition to those described herein may apply to Bayard stockholders who are subject to special treatment under the U.S. federal income tax laws, such as persons who acquired their shares in compensatory transactions in exchange for services rendered, persons who have a contingent right to receive additional Bayard stock as a result of contingency or earn-out provisions in prior acquisitions by Bayard, and persons who are not citizens or residents of the United States or are corporations subject to the alternative minimum tax, insurance companies, tax-exempt organizations, financial institutions, securities dealers, broker-dealers, or foreign partnerships or foreign corporations. Such persons are advised to consult their own tax advisors with specific reference to their particular circumstances.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the summarization of this opinion therein. This opinion is being delivered to you solely for that purpose.



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                                       Very truly yours,



                                       /s/ BAKER & BOTTS, L.L.P.

                                       Baker & Botts, L.L.P.



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